Filed with Securities and Exchange Commission October 8, 1996


               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT

                Pursuant to Section 13 or 15(d)
             of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):

                       September 30, 1996
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                        Informedics, Inc.
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     (Exact name of registrant as specified in its charter)



      Oregon                  2-86360              93-0750571
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(State or other	  (Commission File No.)	   (IRS Employer
jurisdiction of						 Identification No.)
incorporation)



 4000 Kruse Way Place, Bldg 3, Suite 210, Lake Oswego, OR  97035
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(Address of principal executive offices)			(Zip Code)



Registrant's telephone number, including area code:

                        (503) 697-3000
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

Item 5.	Other Events.

The Registrant issued the following press release on September 30, 1996.


		                 INFORMEDICS AGREES TO SELL
                 ITS ClinicManager PRODUCT LINE

LAKE OSWEGO, Oregon, September 30, 1996......INFORMEDICS, INC.
(NASDAQ, IMED), a designer and marketer of specialty medical automation and data management software, today reported that it has signed an agreement to sell its ClinicManager practice management product line to Adaptive Health Systems of Federal Way, Washington. The transaction is scheduled to close within 45 days; terms were not disclosed.

Adaptive, who markets and supports medical practice management software in the Pacific Northwest, is expected to hire all of the Informedics' support employees associated with the ClinicManager product line.

"We made this decision in order to better focus our Company" said Mr. John Tortorici, Chairman and CEO. He added "Based on the early success of our IntraMed.net (Integrated Delivery Systems Network) software and the re-emergence of our LifeLine (Blood Bank Data Management) System, we have decided to focus our energy on these markets." He continued, "I'm happy that we were able to offer the product line and customer base to a Northwest buyer. Our ClinicManager customers will continue to be served by a local company."

"I believe that the combination of the Informedics' practice management customer base with Adaptive's existing customer base makes Adaptive, with almost 500 sites, the largest practice management vendor in the Pacific Northwest," said Randall Rogers President of Adaptive. He continued, "We have the experience and commitment to take Adaptive into the next century as the Northwest leader in the medical practice management market."

Informedics designs, markets and services information management systems for health care delivery networks, hospital and community blood banks, and hospital and independent pathology laboratories. The IntraMed.net system provides time and cost savings by enabling users to quickly check patient health plans for eligibility and benefits, request treatment and referral pre authorization and transmit patient referrals to any provider on the network. The LifeLine system fully automates blood banks and its StarPath systems automates the Surgical Pathology, Histology, Cytology and Autopsy sections of a pathology laboratory.

                           SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


						 INFORMEDICS, INC.
						 (Registrant)



Date: October 8, 1996		 By:
							------------------------------
						   	Dale E. Conner
							Vice President and Chief Financial Officer